Exhibit 10.02

SECOND AMENDMENT

TO THE

STATE AUTO INSURANCE COMPANIES

AMENDED AND RESTATED

DIRECTORS DEFERRED COMPENSATION PLAN

Background Information

A.

State Automobile Mutual Insurance Company and its affiliates (collectively, the “State Auto Companies”) previously adopted and maintain the State Auto Insurance Companies Amended and Restated Directors Deferred Compensation Plan (the “Plan”) for the benefit of the members of their Boards of Directors.

B.	The State Auto Companies now desire to amend the Plan to comply with the final regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

C.	Section B. of Article V of the Plan permits the amendment of the Plan at any time and the Boards authorized such an amendment at a meeting held on November 9, 2007.

Amendment of the Plan

The Plan is hereby amended effective January 1, 2009 as follows:

1.	A new last paragraph is hereby added to Article I of the Plan to read as follows:

The Plan provides for deferred compensation and as such, is subject to, and is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and related guidance provided thereunder. However, notwithstanding the foregoing, any amounts deferred and fully vested under the Plan prior to December 31, 2004 (the “Grandfathered Amounts”) shall not be subject to Code Section 409A and shall be administered in compliance with the Plan’s terms as they existed on October 3, 2004.

2.	The second sentence of Article II of the Plan is hereby amended in its entirety to read as follows:

If you are eligible to participate in the Plan, you will receive enrollment materials which detail the requirements you must satisfy to participate in the Plan.

3.	The first sentence of the first paragraph of Article III of the Plan is hereby amended in its entirety to read as follows:

The benefits provided to Directors under the Plan are paid from the Company’s general assets.

4.	The second sentence of Section B.2. of Article IV of the Plan is hereby amended in its entirety to read as follows:

Retirement benefits will be paid as a monthly benefit payable for 60 months; provided, however, that Grandfathered Amounts may be paid, per your election and subject to Section B.6. of Article IV of the Plan, in any alternative form available under the Plan.

5.	The last two sentences of Section B.2. of Article IV of the Plan are hereby amended in their entirety to read as follows:

You must give the appropriate State Auto Company or the Company at least 30 days’ advance written notice of your intention to retire and receive retirement benefits under the Plan and complete any administrative forms or procedures as determined by the Company or applicable State Auto Company. Actual benefit payments will begin on the first day of the second month following your retirement from the Board.

6.	The third sentence of Section B.3. of Article IV of the Plan is hereby amended in its entirety to read as follows:

For this purpose, “total disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

7.	The first three sentences of Section B.4. of Article IV of the Plan are hereby amended in their entirety to read as follows:

In the event of your death while receiving benefit payments under the Plan, the Company will pay the beneficiary or beneficiaries designated by you any remaining payments due under the terms of the Plan, using the same method of distribution in effect to you at the date of your death. In the event of death prior to beginning to receive benefits under the Plan, the Company will pay benefits to your beneficiary or beneficiaries, beginning as soon as practicable, after your death. In this case, benefits will be paid as a monthly benefit payable for 60 months computed in the same manner as retirement benefits.

8.	Section B.6. of Article IV of the Plan is hereby amended by adding a new last sentence to read as follows:

The provisions of this Section B.6. shall apply to Grandfathered Amounts only.

9.	The second sentence of Section A. of Article V of the Plan is hereby amended in its entirety to read as follows:

To the extent you, your designated beneficiaries, or any other person acquires a right to receive payments from the Company under the Plan, that right is no greater than the right of any unsecured general creditor of the Company.

10.	Section B. of Article V of the Plan is hereby amended in its entirety to read as follows:

Your participation in the Plan will continue in effect until all benefits are paid. However, this Plan may be amended, revoked or terminated at any time, in whole or in part, by the Company or the applicable State Auto Company, in its sole discretion, subject to the requirements under Code Section 409A. Unless you agree otherwise, you will still be entitled to the benefit, if any, that you have earned through the date of any amendment or termination. Such benefits will be payable at the times and in the amounts provided for in the Plan, unless otherwise provided upon the Plan’s termination in accordance with Code Section 409A.

11.	The first sentence of Section C. of Article V of the Plan is hereby amended in its entirety to read as follows:

Nothing in this Plan gives any director the right to continue to hold such office.

12.	Section D. of Article V of the Plan is hereby amended in its entirety to read as follows:

The Plan’s controlling documents consist of this Plan document and the corresponding enrollment materials, which are hereby incorporated by reference. The Company and/or applicable State Auto Company reserve the right to determine appropriate processes and procedures for the administration of the Plan, within their discretion, and in compliance with Code Section 409A, as applicable.

13.	All other provisions of the Plan shall remain in full force and effect.

STATE AUTO FINANCIAL CORPORATION

By:	/s/ Robert P. Restrepo, Jr.

Title:	President

STATE AUTOMOBILE MUTUAL INSURANCE COMPANY

By:	/s/ Robert P. Restrepo, Jr.

Title:	President

STATE AUTO PROPERTY & CASUALTY INSURANCE COMPANY

By:	/s/ Robert P. Restrepo, Jr.

Title:	President